Exhibit 99.1

For Release on April 25, 2014

Town Sports International Holdings, Inc.

Appoints Carolyn Spatafora as Chief Financial Officer

NEW YORK, April 25, 2014 (PR NEWSWIRE) — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB) today announced the appointment of Carolyn Spatafora as Chief Financial Officer of the Company, effective May 12, 2014. Ms. Spatafora succeeds Daniel Gallagher, who had been serving as Chief Financial Officer and was promoted to the position of President and Chief Operating Officer in January 2014.

“We are very excited to welcome Carolyn to our team,” said Bob Giardina, the Company’s Chief Executive Officer. “We believe that Carolyn brings the right talent and experiences to the role of Chief Financial Officer and the Company will benefit from her previous oversight and leadership experience.”

Ms. Spatafora joins the Company from Sbarro, LLC, where she served as Chief Financial Officer since December 2009. Ms. Spatafora began her career at KPMG Peat Marwick and later served in various senior finance roles at Bayside Federal Savings Bank and Adecco, S.A. before moving to Sbarro, LLC (formerly Sbarro, Inc.) in March 2005, where she served in various roles, including Controller, prior to her appointment to Chief Financial Officer.

About Town Sports International Holdings, Inc.

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 162 fitness clubs as of December 31, 2013, comprising 108 New York Sports Clubs, 29 Boston Sports Clubs, 16 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 497,000 members as of December 31, 2013.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8200

farah.soi@icrinc.com